Exhibit 99.1

B&G Foods Completes Acquisition of Spices Business from

ACH Food Companies

Parsippany, N.J., November 21, 2016 —B&G Foods, Inc. (NYSE: BGS) announced that effective today it has completed the acquisition of the spices and seasonings business of ACH Food Companies, Inc., a leading supplier of spices and seasonings to retail and food service customers, for $365 million in cash, subject to a customary adjustment based upon inventory at closing.  B&G Foods expects the acquisition to be immediately accretive to its earnings per share and free cash flow.

B&G Foods projects that after the acquisition is fully integrated the acquired business will generate on an annualized basis net sales in the range of $220.0 million to $225.0 million, adjusted EBITDA in the range of $38.0 million to $40.0 million and adjusted diluted earnings per share in the range of $0.26 to $0.28.  Because the acquisition was structured as an asset purchase, B&G Foods expects to realize approximately $83.0 million in tax benefits on a net present value basis.  At the midpoint of B&G Foods’ post-integration projected adjusted EBITDA for the business, the acquisition represents a purchase price multiple of approximately 9.4 times adjusted EBITDA (or 7.2 times adjusted EBITDA net of expected tax benefits).

The ACH spices and seasonings business includes the Spice Islands, Tone’s and Durkee brands.  The business also includes Weber brand sauces and seasonings, which are sold under license.  As part of the acquisition, B&G Foods also acquired a manufacturing facility in Ankeny, Iowa.

B&G Foods funded the acquisition and related fees and expenses with cash on hand, including the net proceeds of its August 2016 public offering of common stock, and additional revolving loans under its existing credit facility.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid, Wright’s and now, Durkee, Spice Islands, Tone’s and Weber. B&G Foods also sells and distributes Static Guard, a household product brand.

About Non-GAAP Financial Measures and Items Affecting Comparability

“EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up) and certain other items described from time to time in the Company’s SEC filings and earnings releases); and “adjusted diluted earnings per share” (reported diluted earnings per share adjusted for certain items that affect comparability, including cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up)), are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for acquisition-related expenses, gains and losses and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to the acquisition of the spices business of ACH Food Companies, Inc.; the expected impact of the acquisition, including without limitation, the expected impact on B&G Foods’ earnings per share, net sales, adjusted EBITDA and free cash flow, and the expected tax benefits of the acquisition.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: whether and when the Company will be able to realize the expected financial results and accretive effect of the acquisition, and how customers, competitors, suppliers and employees will react to the acquisition.   The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2015 filed on March 2, 2016 and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214